Exhibit 10.8

AMENDMENT TO UST INC. INCENTIVE COMPENSATION PLAN

     The UST Inc. Incentive Compensation Plan (the “Plan”), as amended and restated as of January 1, 2003, is hereby further amended as set forth below, effective as of January 1, 2003.

1.	The following sentences are hereby added to the end of Section 4.5 of the Plan, to read as follows:

“Notwithstanding the foregoing, the Committee may determine, in its discretion, (but subject to the approval of the Compensation Committee), to reduce the amount of Incentive Compensation otherwise determined to be payable to Participants (other than Executive Officers) pursuant to the this Section 4.5. In such event, the excess of the amount otherwise determined to be payable to such Participants pursuant to this Section 4.5 over the actual amount so payable shall not be used to increase the Incentive Compensation payable to any other Participant.”

2.	Except as set forth above, the Plan is hereby ratified and confirmed in all respects.